Exhibit 99.1

For More Information:

Brett Maas or David Fore
Hayden IR
(646) 536-7331
brett@haydenir.com

Jeffrey O. Nyweide Named as CEO and President of WidePoint Corporation

McLean, VA, January 9, 2017 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, today announced that its Board of Directors has appointed Jeffrey O. Nyweide as Chief Executive Officer and President. Nyweide was also appointed to the Board of Directors. Steve Komar will assume the role of Executive Chairman, continuing to serve as a Member of WidePoint’s Board.

Mr. Nyweide brings more than 30 years of experience to his new role. He has amassed a broad background in building and scaling businesses. His technological and entrepreneurial experience has allowed him to successfully grow a number of companies as he has led them through transitions, while strategically refining and improving their business models.

Prior to joining WidePoint, Nyweide served as the EVP and CFO of GlobalOptions Group, a NASDAQ listed company, serving the international risk management market place. He has also served as the President and Chief Operating Officer of Dataware Technologies, Inc., a software and services company he co-founded and took public. Jeff has acted as a founding partner in Northern Light Technology, LLC and was an executive with The Service Bureau Company, a subsidiary of Control Data Corporation. Mr. Nyweide has been a Venture Partner with Millennium Technology Ventures, L.P., a New York based venture capital firm. Mr. Nyweide has a bachelor’s degree in economics from Northwestern University. Throughout his career Jeff has successfully conducted strategic consulting engagements for a number of companies both domestically and internationally.

“My time as CEO has been very energizing and professionally rewarding, and I want to thank all of the WidePoint employees and other stakeholders, past and present, who have contributed to all that we have achieved”, Komar said. “I remain excited at the opportunity that lies ahead for WidePoint and I believe that Jeff Nyweide is exceptionally qualified to lead our Company into this next phase of development and growth. His hands-on technological and operational background, coupled with his ability to connect vision, people and ideas to drive strategy, are well suited for WidePoint at this point in its evolution.”

“The opportunity that lies ahead for WidePoint is extremely significant, and the ability to lead this next chapter is very exciting.” Nyweide commented. “I’m focused on using my experience in conjunction with WidePoint’s core expertise and innovation to take the Company to the next level. WidePoint’s next generation solution sets are uniquely poised to address the convergence of two high growth markets, mobile communications and security.”

Mr. Nyweide will articulate the strategy and his plan during the fourth quarter earnings conference call in March 2017. At that time, Mr. Nyweide will be available to speak to investors.

About WidePoint

WidePoint is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

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